Exhibit 99.1

November 14, 2008

Contact:  Emily Madison
(713) 975-7600

MAXXAM REPORTS RESULTS FOR THIRD QUARTER 2008 AND FIRST NINE MONTHS OF 2008

HOUSTON, Texas (November 14, 2008) - MAXXAM Inc. (AMEX: MXM) reported a net loss of $65.4 million, or $14.34 per share loss, for the third quarter of 2008, compared to a net loss of $10.5 million, or $2.00 per share loss for the same period a year ago.  The Company’s results for the three and nine months ended September 30, 2008 were negatively impacted by a $52.3 million provision for federal income taxes, or $11.47 and $11.02 per share loss, respectively, reflecting the write-off of deferred tax assets expected to be utilized upon recording of the effects of the reorganization of The Pacific Lumber Company (Palco) in the Company’s 2008 U.S. federal income tax return.  See the “Reorganization Proceedings of Palco and its Wholly Owned Subsidiaries” section below for further discussion of the status of the Palco bankruptcy cases and the related accounting impacts.

The Company’s consolidated sales (excluding forest products) and operating income were essentially flat for the three months and nine months ended September 30, 2008, as compared to the prior year periods.

Included in operating losses for the third quarter of 2008 are substantial legal fees related to contingencies, a loss related to property damage at the Company’s horse racing facility as a result of Hurricane Ike, offset by a benefit related to stock-based compensation due to a decline in the market price of the Company’s Common Stock and additional revenue from the sale of lumber to a third party.

For the first nine months of 2008, MAXXAM reported a net loss of $92.0 million, or $19.39 per share loss, compared to a net loss of $29.5 million, or $5.62 per share loss, for the same period of 2007.  These results included the $52.3 million, or $11.02 per share loss, provision for federal income taxes discussed above.

The Company realized losses from investment, interest and other income (expense) for the three months and nine months ended September 30, 2008 as compared to gains in the prior year periods, reflecting a significant downturn in global financial and capital markets.

REAL ESTATE OPERATIONS

Total real estate sales and operating results declined for the three months and nine months ended September 30, 2008, as compared to the same periods in 2007, primarily due to a reduction in lot sales at the Company’s Fountain Hills project and an increase in the deferral of revenues at its Mirada project.  The reduction of lot sales at Fountain Hills is due primarily to decreased demand and an increased supply of available homes, and the current credit crisis affecting the entire United States.  Real estate sales and resort operations at the Company’s Palmas development were negatively impacted by a general economic recession in Puerto Rico.

RACING OPERATIONS

Sales for racing operations remained flat for the third quarter and first nine months of 2008, as compared to the prior year periods.  The three and nine months ended September 30, 2008 include additional revenues from Sam Houston Race Park’s expanded concert series, offset by three factors – Hurricane Ike that closed the facility for eight days, declines in pari-mutuel commissions resulting from reduced levels of wagering, and the non-recurrence of a 2007 outdoor event.  Total operating losses were $3.9 million for the third quarter of 2008 and $7.4 million for the first nine months of 2008.  The increases in operating losses, as compared to prior year periods, are primarily due to higher operating costs at Sam Houston Race Park resulting from the expanded summer concert series, partially offset by lower legal fees.  The results for the three months and nine months ended September 30, 2008 include a write off to depreciation expense of $1.3 million representing the estimated net book value of the property damaged or destroyed by Hurricane Ike.

CORPORATE AND OTHER

The Corporate segment’s operating losses represent general and administrative expenses that are not specifically attributable to the Company’s operating segments and include stock-based compensation expense.  The Corporate segment’s operating losses for the three and nine months ended September 30, 2008 include substantial legal fees related to contingencies, offset by $4.4 million and $6.0 million benefits, respectively, for the three months and nine months ended September 30, 2008, due to changes in stock-based compensation expense resulting from a decline in the market price of the Company’s Common Stock.

The Company realized losses from investment, interest and other income (expense) for the three months and nine months ended September 30, 2008, as compared to gains in the prior year periods, reflecting a significant downturn in global financial and capital markets.

REORGANIZATION PROCEEDINGS OF PALCO AND ITS WHOLLY OWNED SUBSIDIARIES

Prior to the issuance of this press release, MAXXAM filed its third quarter report on Form 10-Q with the Securities and Exchange Commission.  The Notes to Financial Statements and other sections of the Form 10-Q discuss the impact of Palco and Scotia Pacific Company LLC (Scopac) on the Company’s consolidated financial results.

In January 2007, Palco and its five wholly owned subsidiaries, including Scopac filed separate voluntary petitions in the United States Bankruptcy Court for the Southern District of Texas for reorganization under Chapter 11 of the Bankruptcy Code.  On July 8, 2008, the Bankruptcy Court confirmed the MRC/Marathon Plan, a plan of reorganization that had been filed by Palco’s principal creditor and a third party.   Following further bankruptcy and appellate court proceedings, the MRC/Marathon Plan was consummated on July 30, 2008 and the Debtors emerged from bankruptcy.  Under the MRC/Marathon Plan, the debtor companies were reorganized and continued under two new companies, with substantial cash payments being made to all of the creditor classes other than Palco’s principal creditor.  The consummation of the MRC/Marathon Plan resulted in the loss entirely of the Company’s indirect equity interest in Palco and its subsidiaries, including Scopac.  At the time the MRC/Marathon Plan was consummated, the Company received cash consideration of $3.5 million from the MRC/Marathon Plan proponents.

Various third parties have appealed confirmation of the MRC/Marathon Plan to the Fifth Circuit Court of Appeals (the Fifth Circuit).  Oral arguments on the appeal have been held before the Fifth Circuit and the court’s decision is pending.  It is uncertain when the Fifth Circuit will rule.  It is possible that the MRC/Marathon Plan could be overturned and unwound as a result of the pending appeal.  If that occurs, the Company would be required to return $2.25 million of the cash consideration received upon consummation of the MRC/Marathon Plan and the assumption of the Palco pension plan by the reorganized entity would no longer be effective, among other things.

As a result of uncertainties surrounding the appeal, the Company has not reversed any portion of its investment in the Debtors.  The Company will reevaluate the accounting treatment of its investment in the Debtors when the Fifth Circuit renders its decision.  The consummation of the MRC/Marathon Plan is expected to result in the utilization of a substantial portion of the Company’s net operating losses and other tax attributed for federal income tax purposes.  The Company is required to record the estimated tax impacts of the MRC/Marathon Plan in its 2008 federal income tax return and, consequently, is required to record the estimated tax impacts of the reorganization in the Company’s statements of operations in the third quarter of 2008.  Included in the consolidated statements of operations is a $52.3 million provision for federal incomes taxes reflecting the estimated utilization of tax attributes resulting from the consummation of the MRC/Marathon Plan.  It is possible the Company’s estimates could change materially in the next year should facts and circumstances change.

OTHER MATTERS

As previously announced in prior earnings statements and disclosed in public filings, MAXXAM may from time to time purchase shares of its Common Stock on national exchanges or in privately negotiated transactions.

Company press releases may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.

MAXXAM INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions of dollars, except share and per share information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(Unaudited)

Sales:
Real estate	$8.3	$9.7	$26.9	$34.1
Racing	13.0	13.3	36.5	36.5
Forest products, including MGI	-	-	-	4.4
Corporate	2.4	-	5.3	-
	23.7	23.0	68.7	75.0
Costs and expenses:
Cost of sales and operations:
Real estate	3.7	4.3	12.9	15.3
Racing	12.7	11.8	34.4	32.2
Forest products, including MGI	-	-	-	4.3
Corporate	1.0	-	5.1	-
Selling, general and administrative expenses	10.4	11.0	26.7	29.8
Gains on sales of other assets	-	-	-	(0.1)
Depreciation, depletion and amortization	4.1	3.5	10.0	11.5
	31.9	30.6	89.1	93.0
Operating income (loss):
Real estate	(0.4)	(0.9)	(3.3)	(1.5)
Racing	(3.9)	(3.0)	(7.4)	(5.4)
Forest products, including MGI	(0.4)	(0.3)	(1.4)	(3.8)
Corporate	(3.5)	(3.4)	(8.3)	(7.3)
	(8.2)	(7.6)	(20.4)	(18.0)
Other income (expense):
Investment, interest and other income (expense)	(0.6)	1.4	(6.4)	4.4
Interest expense	(4.0)	(4.2)	(12.1)	(15.3)
Amortization of deferred financing costs	(0.2)	(0.1)	(0.5)	(0.6)
Loss before income taxes	(13.0)	(10.5)	(39.4)	(29.5)
Provision for income taxes	(52.4)	-	(52.6)	-
Net loss	$(65.4)	$(10.5)	$(92.0)	$(29.5)

Basic loss per common and common equivalent share	$(14.34)	$(2.00)	$(19.39)	$(5.62)

Diluted loss per common and common equivalent share	$(14.34)	$(2.00)	$(19.39)	$(5.62)

Weighted average shares outstanding - Basic and Diluted	4,561,237	5,250,230	4,744,398	5,252,244